Exhibit 5.1

Paul, Hastings, Janofsky & Walker LLP 3579 Valley Centre Drive San Diego, CA 92130 telephone 858-720-2500 • facsimile 858-720-2555 • www.paulhastings.com

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April 15, 2008

ImageWare Systems, Inc.

10883 Thornmint Road

San Diego, CA  92127

Re:                               Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ImageWare Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-148746) that was filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on January 18, 2008 (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”) relating to the offer and resale of up to 677,940 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), by Sol Logic, Inc., a California corporation (“Sol Logic” or the “Selling Stockholder”).  The Company issued the Shares to Sol Logic pursuant to the terms of that certain Asset Purchase Agreement and Plan of Reorganization, dated as of December 19, 2007 (the “Asset Purchase Agreement”), by and among the Company, Sol Logic, Frank Mitchell, a shareholder of Sol Logic, and Wink Jones, as Sol Logic’s representative (the “Seller Representative”), as amended by Amendment No. 1 to Asset Purchase Agreement, dated as of March 28, 2008, by and between the Company and the Seller Representative (the “Purchase Agreement Amendment” and, together with the Asset Purchase Agreement, the “Amended Purchase Agreement”).  The Shares are being registered pursuant to that certain Registration Rights Agreement, dated December 19, 2007 (the “Registration Rights Agreement”), by and among the Company, Sol Logic and the Seller Representative, as amended by Amendment No. 1 to Registration Rights Agreement, dated as of March 28, 2008 (the “Rights Agreement Amendment” and, together with the Registration Rights Agreement, the “Amended Rights Agreement”).  We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” contained in the prospectus included in the Registration Statement.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, resolutions, corporate records furnished to us by the Company, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

  (i)          the Registration Statement;

 (ii)          the Certificate of Incorporation of the Company, as amended to date;

(iii)          the Bylaws of the Company;

(iv)          the Amended Purchase Agreement;

 (v)          the Amended Rights Agreement; and

(vi)          Minutes of the Meeting of the Board of Directors of the Company dated February 27, 2008.

In addition, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, corporate records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (vi) that the Company has complied, and will continue to comply, with the terms and conditions of the Amended Purchase Agreement and the Amended Rights Agreement.  As to all questions of fact material to this opinion, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company specifically in connection with matters relating to the Amended Purchase Agreement, the Amended Rights Agreement, the transactions contemplated thereby and the Registration Statement, and we do not represent the Company with respect to all legal matters or issues. The Company has in the past employed and continues to employ other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, as in effect on the date hereof.

This letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this letter.

This letter is rendered solely to you in connection with the registration of the Shares for resale by the Selling Stockholder under the Registration Statement.  This letter speaks as of the date hereof and through the effectiveness of the Registration Statement; however, we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP